Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Zurn Elkay Water Solutions Corporation Performance Incentive Plan of our reports dated February 9, 2022, with respect to the consolidated financial statements and schedule of Zurn Water Solutions Corporation and the effectiveness of internal control over financial reporting of Zurn Water Solutions Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
July 26, 2022